Exhibit 4.19

Dated _______ November 2021

$23,150,000

TERM LOAN FACILITY

BAGHEERA SHIPPING CO.
GARFIELD SHIPPING CO.
as joint and several Borrowers

and

CASTOR MARITIME INC.
as Corporate Guarantor

and

CHAILEASE INTERNATIONAL FINANCIAL SERVICES (SINGAPORE) PTE. LTD.
as Lender

FACILITY AGREEMENT

relating to
the financing of m.vs “MAGIC RAINBOW”
and “MAGIC PHOENIX”

Index

Clause		Page

Section 1 Interpretation		2
1	Definitions and Interpretation	2
Section 2 The Facility		21
2	The Facility	21
3	Purpose	21
4	Conditions of Utilisation	22
Section 3 Utilisation		23
5	Utilisation	23
Section 4 Repayment, Prepayment and Cancellation		24
6	Repayment	24
7	Prepayment and Cancellation	25
Section 5 Costs of Utilisation		27
8	Interest	27
9	Interest Periods	28
10	Changes to the Calculation of Interest	28
11	Fees	29
Section 6 Additional Payment Obligations		30
12	Tax Gross Up and Indemnities	30
13	Increased Costs	33
14	Other Indemnities	35
15	Mitigation by the Lender	37
16	Costs and Expenses	37
Section 7 Guarantees and Joint and Several Liability of Borrowers		39
17	Guarantee and Indemnity	39
18	Joint and Several Liability of the Borrowers	41
Section 8 Representations, Undertakings and Events of Default		44
19	Representations	44
20	Information Undertakings	50
21	Financial Covenants	52
22	General Undertakings	53
23	Insurance Undertakings	59
24	General Ship Undertakings	64
25	Accounts and application of Earnings	70
26	Valuation	71
27	Events of Default	71
Section 9 The Lender and the Obligors		75
28	Changes to the Lender	75
29	Changes to the Transaction Obligors	76
Section 10 Administration		77
30	Payment Mechanics	77
31	Set-Off	78
32	Conduct of Business by the Lender	79
33	Notices	79
34	Calculations and Certificates	81
35	Partial Invalidity	81
36	Remedies and Waivers	81
37	Entire Agreement	81

38	Settlement or Discharge Conditional	82
39	Irrevocable Payment	82
40	Confidential Information	82
41	Confidentiality of Funding Rates	85
42	Amendments	86
43	Counterparts	86
Section 11 Governing Law and Enforcement		87
44	Governing Law	87
45	Enforcement	87

Schedules

Schedule 1 The Parties		88
	Part A The Obligors	88
	Part B The Original Lender	89
Schedule 2 Conditions Precedent		90
	Part A Conditions Precedent to Initial Utilisation Request	90
	Part B Conditions Precedent to Utilisation	92
Schedule 3 Requests		94
	Part A Utilisation Request	94
	Part B Selection Notice	96
Schedule 4 Details of the Ships		97
Schedule 5 Timetables		98

Execution

Execution Pages		99

THIS AGREEMENT is made on ________ November 2021

PARTIES

(1)
BAGHEERA SHIPPING CO., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as borrower (“Borrower A”)

(2)
GARFIELD SHIPPING CO., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as borrower (“Borrower B”)

(3)
CASTOR MARITIME INC., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Corporate Guarantor”)

(4)	THE FINANCIAL INSTITUTION listed in Part B of Schedule 1 (The Parties) as Lender (the “Original Lender”)

BACKGROUND

The Lender has agreed to make available to the Borrowers a secured term loan facility in an aggregate amount of $23,150,000, in up to two Tranches, for the purpose of financing the Ships.

OPERATIVE PROVISIONS

SECTION 1

INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Bank” means Joh. Berenberg, Gossler & Co. KG acting through its office at Neuer Jungfernstieg 20, 20354 Hamburg, Germany or any replacement bank or other financial institution as may be approved by the Lender.

“Account Security” means a document creating Security over an Earnings Account in agreed form.

“Advance” means a borrowing of all or part of a Tranche under this Agreement.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Approved Brokers” means any firm or firms of insurance brokers approved in writing by the Lender.

“Approved Classification” means, in relation to a Ship, as at the date of this Agreement, the classification in relation to that Ship specified in Schedule 4 (Details of the Ships) with the relevant Approved Classification Society or the equivalent classification with another Approved Classification Society.

“Approved Classification Society” means in relation to a Ship, as at the date of this Agreement, the classification society in relation to that Ship specified in Schedule 4 (Details of the Ships) or any other classification society approved in writing by the Lender and which is a member of the International Association of Classification Societies.

“Approved Flag” means, in relation to a Ship, as at the date of this Agreement, the flag in relation to that Ship specified in Schedule 4 (Details of the Ships) or such other flag approved in writing by the Lender.

“Approved Manager” means, in relation to each Ship, as at the date of this Agreement, Castor Ships S.A., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as the commercial manager, Pavimar S.A. a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as the technical manager or any other person approved in writing by the Lender as the commercial and/or technical manager of a Ship such approval not to be unreasonably withheld or delayed.

“Approved Valuer” means any firm or firms of independent sale and purchase shipbrokers approved in writing by the Lender and acceptable by the Borrowers.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including (a) in respect of Tranche A, 30 November 2021 and (b) in respect of Tranche B, 15 December 2021.

“Available Facility” means the Commitment minus:

(a)	the amount of the outstanding Loan; and

(b)	in relation to any proposed Utilisation, the amount of the Loan that is due to be made on or before the proposed Utilisation Date.

“Borrower” means Borrower A or Borrower B.

“Break Costs” means the amount (if any) by which:

(a)
the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds

(b)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Hamburg, New York, Taiwan, Athens and Singapore.

“Charter” means, in relation to a Ship, any charter relating to that Ship, or other contract for its employment, whether or not already in existence and, including for the avoidance of doubt, an Initial Charter.

“Charter Guarantee” means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting a Charter.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means the amount specified in Clause 2 (The Facility) and Clause 5.3 (Currency and amount), to the extent not cancelled or reduced under this Agreement.

“Confidential Information” means all information relating to any Transaction Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(a)	information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 40 (Confidential Information);

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by the Lender before the date the information is disclosed to it by any member of the Group or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(b)	any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrowers and the Lender.

“Co-Assured’s Undertaking” means the letter of undertaking by any company, corporation or other person named as co-assured under the Insurances subordinating the rights of that co-assured against a Ship and a Borrower to the rights of the Lender in agreed form.

“Default” means an Event of Default or a Potential Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Lender.

“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or, if applicable, any Transaction Obligor; or

(b)
the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Transaction Obligor preventing that, or any other, Party or, if applicable, any Transaction Obligor:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties or, if applicable, any Transaction Obligor in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party or, if applicable, any Transaction Obligor whose operations are disrupted.

“Document of Compliance” has the meaning given to it in the ISM Code.

“dollars” and “$” mean the lawful currency, for the time being, of the United States of America.

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Borrower or the Lender and which arise out of or in connection with or relate to the use or operation of that Ship, including (but not limited to):

(a)	the following, save to the extent that any of them is, with the prior written consent of the Lender, pooled or shared with any other person:

(i)	all freight, hire and passage moneys including, without limitation, all moneys payable under, arising out of or in connection with a Charter or a Charter Guarantee;

(ii)	the proceeds of the exercise of any lien on sub-freights;

(iii)	compensation payable to a Borrower or the Lender in the event of requisition of that Ship for hire or use;

(iv)	remuneration for salvage and towage services;

(v)	demurrage and detention moneys;

(vi)	without prejudice to the generality of sub-paragraph (i) above, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(vii)	all moneys which are at any time payable under any Insurances in relation to loss of hire;

(viii)	all monies which are at any time payable to a Borrower in relation to general average contribution; and

(b)
if and whenever that Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (viii) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship.

“Earnings Account” means:

(a)	an account in the name of Borrower A with the Account Bank designated “Bagheera Shipping Co. - Earnings Account”;

(b)	an account in the name of Borrower B with the Account Bank designated “Garfield Shipping Co. - Earnings Account”;

(c)
any other account in the name of a Borrower with the Account Bank which may, with the prior written consent of the Lender, be opened in the place of the account referred to in paragraph (a) or (b) above (as the case may be), irrespective of the number or designation of such replacement account; or

(d)	any sub-account of any account referred to in paragraphs (a) or (c) above.

“Environmental Approval” means any present or future permit, ruling, variance or other Authorisation required under Environmental Law.

“Environmental Claim” means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)
any release, emission, spill or discharge of Environmentally Sensitive Material whether within a Ship or from a Ship into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water that has an assessed cost $500,000 or higher; or

(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than any Ship and which involves a collision between any Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually liable to be arrested, attached, detained or injuncted and/or a Ship and/or any Transaction Obligor and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action that has an assessed cost $500,000 or higher; or

(c)
any other incident that has an assessed cost $500,000 or higher in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from a Ship and in connection with which a Ship is actually liable to be arrested and/or where any Transaction Obligor and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action other than in accordance with an Environmental Approval.

“Environmental Law” means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Event of Default” means any event or circumstance specified as such in Clause 27 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices through which the Lender will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Finance Document” means:

(a)	this Agreement;

(b)	each Utilisation Request;

(c)	any Security Document;

(d)	any Manager’s Undertaking;

(e)	any Subordination Agreement;

(f)	any other document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Secured Liabilities; or

(g)	any other document designated as such by the Lender and the Borrowers.

“Financial Indebtedness” means any indebtedness for or in relation to:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)
the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Funding Rate” means any individual rate notified by the Lender to an Obligor pursuant to any Finance Document.

“GAAP” means generally accepted accounting principles in the US.

“General and Charter Assignment” means, in relation to a Ship, the general and time charter assignment executed by the relevant Borrower creating Security over:

(a)	the Earnings, the Insurances and any Requisition Compensation; and

(b)	any Charter and any Charter Guarantee,

in agreed form.

“Group” means the Corporate Guarantor and its Subsidiaries at any relevant time and “member of the Group” shall be construed accordingly.

“Holding Company” means, in relation to a person, any other person in relation to which it is a Subsidiary.

“Indemnified Person” has the meaning given to it in Clause 14.2 (Other indemnities).

“Initial Charter” means:

(a)	in relation to Ship A, a time charterparty evidenced by a recapitulation email dated 16 June 2021 and entered into by and between Borrower A, as owner and D’Amico Dry DAC, as charterer; and

(b)
in relation to Ship B, a time charterparty evidenced by a recapitulation email dated 25 October 2021 and entered into by and between Borrower B, as owner and Oldendorff Carriers GmbH & Co. KG, as charterer.

“Insurances” means, in relation to a Ship:

(a)
all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in relation to that Ship, the Earnings or otherwise in relation to that Ship whether before, on or after the date of this Agreement; and

(b)
all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

“Interest Payment Date” has the meaning given to it in paragraph (a) of Clause 8.2 (Payment of interest).

“Interest Period” means, in relation to in relation to an Advance, the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Screen Rate” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or that part of the Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or that part of the Loan,

each as of the Specified Time for dollars.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

“ISSC” means an International Ship Security Certificate issued under the ISPS Code.

“Lender” means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become the Lender in accordance with Clause 28 (Changes to the Lender),

which in each case has not ceased to be a Party in accordance with this Agreement.

“LIBOR” means, in relation to an Advance, the Loan or any part of the Loan:

(a)	the applicable Screen Rate as of the Specified Time for dollars and for a period of one Month; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

“LMA” means the Loan Market Association or any successor organisation.

“Loan” means the loan to be made available under the Facility or the aggregate principal amount outstanding for the time being of the borrowings under the Facility and a “part of the Loan” means any part of the Loan as the context may require.

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds the lesser of (a) an amount equal to ten per cent. of the Loan outstanding and (b) $500,000, or the equivalent in any other currency.

“Management Agreement” means the agreement entered into between a Borrower and the relevant Approved Manager regarding the management of a Ship.

“Manager’s Undertaking” means, in relation to a Ship, the letter of undertaking from the relevant Approved Manager subordinating the rights of that Approved Manager against that Ship and the relevant Borrower to the Lender, in agreed form.

“Margin” means 4.00 per cent. per annum.

“Market Value” means, in relation to a Ship or any other vessel, at any date, an amount determined by the Lender as being an amount equal to the market value of that Ship or vessel shown by a valuation prepared, or if required by the Borrowers by taking the arithmetic mean of two valuations each prepared:

(a)	as at a date not more than 14 days previously;

(b)
by an Approved Valuer (selected by the Lender and acceptable to the Borrowers and if the Borrowers have requested two valuations to be obtained, the second Approved Valuer selected by the Borrowers and acceptable to the Lender);

(c)	with or without physical inspection of that Ship or vessel (as the Lender may require); and

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any Charter,

“Material Adverse Effect” means in the reasonable opinion of the Lender a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Corporate Guarantor or the Group as a whole; or

(b)	the ability of any Transaction Obligor to perform its obligations under any Finance Document; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

“Minimum Liquidity Account” means an account in the name of the Lender with the Minimum Liquidity Account Bank account no.: 069-007-069551 and with swift code: BKTWTWTP238.

“Minimum Liquidity Account Bank” means Bank of Taiwan, Taipei Branch.

“Minimum Liquidity Amount” means:

(a)	in respect of Tranche A, the amount of $406,000; and

(b)	in respect of Tranche B, the amount of $520,000,

in each case such amount to be credited to the Minimum Liquidity Account as at the relevant Utilisation Date.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Mortgage” means, in relation to a Ship, a first preferred Marshall Islands ship mortgage on that Ship in agreed form.

“Obligor” means a Borrower or the Corporate Guarantor.

“Original Financial Statements” means the audited consolidated financial statements of the Group for its financial year ended 31 December 2020 provided by the Corporate Guarantor.

“Original Jurisdiction” means, in relation to a Transaction Obligor, the jurisdiction under whose laws that Transaction Obligor is incorporated as at the date of this Agreement.

“Overseas Regulations” means the Overseas Companies Regulations 2009 (SI 2009/1801).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Charter” means, in relation to a Ship, a Charter:

(a)	which is a time, voyage or consecutive voyage charter;

(b)	the duration of which does not exceed and is not capable of exceeding, by virtue of any optional extensions, 12 months plus a redelivery allowance of not more than 30 days;

(c)	which is entered into on bona fide arm’s length terms at the time at which that Ship is fixed; and

(d)	in relation to which not more than two months’ hire is payable in advance,

and any other Charter which is approved in writing by the Lender.

“Permitted Financial Indebtedness” means:

(a)	any Financial Indebtedness incurred under the Finance Documents; and

(b)
any Financial Indebtedness that is subordinated to all Financial Indebtedness incurred under the Finance Documents pursuant to a Subordination Agreement or otherwise and which is, in the case of any such Financial Indebtedness of a Borrower, the subject of Subordinated Debt Security.

“Permitted Security” means:

(a)	Security created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with first class ship ownership and management practice and not being enforced through arrest;

(c)	liens for salvage;

(d)	liens for master’s disbursements incurred in the ordinary course of trading in accordance with first class ship ownership and management practice and not being enforced through arrest; and

(e)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of any Ship:

(i)	not as a result of any default or omission by either Borrower;

(ii)	not being enforced through arrest; and

(iii)	subject, in the case of liens for repair or maintenance, to Clause 24.16 (Restrictions on chartering, appointment of managers etc.),

provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps and for the payment of which adequate reserves are held and provided further that such proceedings do not give rise to a material risk of the relevant Ship or any interest in it being seized, sold, forfeited or lost).

“Potential Event of Default” means any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to a Transaction Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Repayment Date” means each date on which a Repayment Instalment is required to be paid under Clause 6.1 (Repayment of Loan).

“Repayment Instalment” has the meaning given to it in Clause 6.1 (Repayment of Loan).

“Repeating Representation” means each of the representations set out in Clause 19 (Representations) except Clause 19.10 (Insolvency), Clause 19.11 (No filing or stamp taxes) and Clause 19.12 (Deduction of Tax) and any representation of any Transaction Obligor made in any other Finance Document that is expressed to be a “Repeating Representation” or is otherwise expressed to be repeated.

“Replacement Benchmark” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(c)	in the opinion of the Lender and the Borrowers, an appropriate successor to a Screen Rate.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requisition” means, in relation to a Ship:

(a)
any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and

(b)	any capture or seizure of that Ship (including any hijacking or theft) by any person whatsoever.

“Requisition Compensation” includes all compensation or other moneys payable to a Borrower by reason of any Requisition or any arrest or detention of a Ship in the exercise or purported exercise of any lien or claim.

“Safety Management Certificate” has the meaning given to it in the ISM Code.

“Safety Management System” has the meaning given to it in the ISM Code.

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)
imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America regardless of whether the same is or is not binding on any Transaction Obligor; or

(b)
otherwise imposed by any law or regulation binding on a Transaction Obligor or to which a Transaction Obligor is subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America).

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrowers.

“Secured Liabilities” means all present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to the Lender under or in connection with each Finance Document.

“Security” means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

“Security Assets” means all of the assets of the Transaction Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Security Document” means:

(a)	any Shares Security;

(b)	any Mortgage;

(c)	any General and Charter Assignment;

(d)	any Account Security;

(e)	any Subordinated Debt Security;

(f)	any other document (whether or not it creates Security) which is executed as security for the Secured Liabilities; or

(g)	any other document designated as such by the Lender and the Borrowers.

“Security Period” means the period starting on the date of this Agreement and ending on the date on which the Lender is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

“Security Property” means:

(a)	the Transaction Security expressed to be granted in favour of the Lender and all proceeds of that Transaction Security;

(b)
all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in relation to the Secured Liabilities to the Lender and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Lender; and

(c)	the Lender’s interest in any turnover trust created under the Finance Documents.

“Selection Notice” means a notice substantially in the form set out in Part B of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

“Shareholder” means the Corporate Guarantor, in its capacity as holder of all shares in a Borrower.

“Shares Security” means, in relation to a Borrower, a document creating Security over the shares in that Borrower in agreed form.

“Ship” means Ship A or Ship B.

“Ship A” means m.v. “MAGIC RAINBOW”, details of which are set out opposite its name in Schedule 4 (Details of the Ships).

“Ship B” means m.v. “MAGIC PHOENIX”, details of which are set out opposite its name in Schedule 4 (Details of the Ships).

“Specified Time” means a day or time determined in accordance with Schedule 5 (Timetables).

“Subordinated Creditor” means:

(a)	a Transaction Obligor; or

(b)	any other person who becomes a Subordinated Creditor in accordance with this Agreement.

“Subordinated Debt Security” means a Security over Subordinated Liabilities entered into or to be entered into by a Subordinated Creditor in favour of the Lender in an agreed form.

“Subordinated Finance Document” means:

(a)	a Subordinated Loan Agreement; or

(b)	any other document relating to or evidencing Subordinated Liabilities.

“Subordinated Liabilities” means all indebtedness owed or expressed to be owed by the Borrowers to a Subordinated Creditor whether under the Subordinated Finance Documents or otherwise.

“Subordinated Loan Agreement” means a loan agreement made or to be made between (i) a Borrower and (ii) Subordinated Creditor.

“Subordination Agreement” means a subordination agreement entered into or to be entered into by each Subordinated Creditor and the Lender in agreed form.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” has the meaning given to it in Clause 12.1 (Definitions).

“Tax Deduction” has the meaning given to it in Clause 12.1 (Definitions).

“Tax Payment” has the meaning given to it in Clause 12.1 (Definitions).

“Termination Date” means, in relation to each Tranche, the date falling 60 Months from the Utilisation Date of that Tranche.

“Third Parties Act” has the meaning given to it in Clause 1.5 (Third party rights).

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship; or

(b)	any Requisition of the Ship unless the Ship is returned to the full control of the relevant Borrower within 30 days of such Requisition.

“Total Loss Date” means, in relation to the Total Loss of a Ship:

(a)	in the case of an actual loss of a Ship, the date on which it occurred or, if that is unknown, the date when a Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of a Ship, the earlier of:

(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of a Borrower with its Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.

“Tranche” means Tranche A or Tranche B.

“Tranche A” means that part of the Loan made or to be made available to the Borrowers to finance Ship A in the principal amount of $10,150,000.

“Tranche B” means that part of the Loan made or to be made available to the Borrowers to finance Ship B in the principal amount of $13,000,000.

“Transaction Document” means:

(a)	a Finance Document;

(b)	a Subordinated Finance Document;

(c)	any Charter; or

(d)	any other document designated as such by the Lender and a Borrower and/or a Transaction Obligor.

“Transaction Obligor” means an Obligor, the Shareholder, any Approved Manager who is a member of the Group or any other member of the Group who executes a Transaction Document.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

“UK Establishment” means a UK establishment as defined in the Overseas Regulations.

“Unpaid Sum” means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	a person which is resident for tax purposes in the US; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Advance is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part A of Schedule 3 (Requests).

“VAT” means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)
any other tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Account Bank”, “Lender”, any “Obligor”, any “Party”, any “Transaction Obligor” or any other person shall be construed so as to include its successors in title and permitted assigns;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a liability which is “contingent” means a liability which is not certain to arise and/or the amount of which remains unascertained;

(iv)	“document” includes a deed and also a letter, fax, email or telex;

(v)	“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;

(vi)
a “Finance Document”, a “Security Document” or “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement or instrument as amended, replaced, novated, supplemented, extended or restated;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)
“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(ix)	“proceedings” means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;

(x)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xi)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(xiii)	a time of day is a reference to London time;

(xiv)
any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(xv)	words denoting the singular number shall include the plural and vice versa; and

(xvi)	“including” and “in particular” (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.

(b)
The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Potential Event of Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Construction of insurance terms

In this Agreement:

“approved” means, for the purposes of Clause 23 (Insurance Undertakings), approved in writing by the Lender.

“excess risks” means, in respect of a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims.

“obligatory insurances” means all insurances effected, or which either Borrower is obliged to effect, under Clause 23 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document.

“policy” includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association, which shall be a member of the International Group of Protection and Indemnity Associations, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

“war risks” includes the risk of mines and all risks excluded by clauses 29, 30 or 31 of the International Hull Clauses (1/11/02), clauses 29 or 30 of the International Hull Clauses (1/11/03), clauses 24, 25 or 26 of the Institute Time Clauses (Hulls) (1/11/95) or clauses 23, 24 or 25 of the Institute Time Clauses (Hulls) (1/10/83) or any equivalent provision.

1.4	Agreed forms of Finance Documents

References in Clause 1.1 (Definitions) to any Finance Document being in “agreed form” are to that Finance Document:

(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by each Borrower and the Lender); or

(b)	in any other form agreed in writing between each Borrower and the Lender.

1.5	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)
Any Affiliate, Receiver or Delegate or any other person described in paragraph (f) of Clause 14.2 (Other indemnities) may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

SECTION 2

THE FACILITY

2	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrowers a dollar term loan facility in the aggregate amount of $23,150,000, in up to two Tranches.

2.2	Borrowers’ Agent

(a)	Each Borrower by its execution of this Agreement irrevocably appoints the Corporate Guarantor to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Corporate Guarantor on its behalf to supply all information concerning itself contemplated by this Agreement to the Lender and to give all notices and instructions (including the Utilisation Request), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by either Borrower notwithstanding that they may affect the Borrower, without further reference to or the consent of that Borrower; and

(ii)	the Lender to give any notice, demand or other communication to that Borrower pursuant to the Finance Documents to the Corporate Guarantor,

and in each case each Borrower shall be bound as though such Borrower itself had given the notices and instructions (including, without limitation, the Utilisation Request) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Corporate Guarantor or given to the Corporate Guarantor under any Finance Document on behalf of a Borrower or in connection with any Finance Document (whether or not known to either Borrower) shall be binding for all purposes on that Borrower as if that Borrower had expressly made, given or concurred with it.  In the event of any conflict between any notices or other communications of the Corporate Guarantor and either Borrower, those of the Corporate Guarantor shall prevail.

3	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility only for the purpose stated in the preamble (Background) to this Agreement.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrowers may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender.

4.2	Further conditions precedent

The Lender will only be obliged to comply with Clause 5 (Utilisation) if:

(a)	on the date of a Utilisation Request and on the proposed Utilisation Date and before the Advance is made available:

(i)	no Default is continuing or would result from the proposed Utilisation;

(ii)	the Repeating Representations to be made by each Transaction Obligor are true;

(iii)	no event described in paragraph (a) of Clause 7.2 (Change of control) has occurred;

(iv)	in the case of an Advance under any Tranche, the Ship in respect of which such Advance is to be made has neither been sold nor become a Total Loss;

(v)	no event has occurred which would give rise to the provisions of Clause 10.3 (Cost of funds); and

(vi)	no event or circumstance has occurred which would have a material adverse effect in the financial condition of a Transaction Obligor; and

(b)
on or before each Utilisation Date, the Lender has received or is satisfied it will receive when the Advance in respect of a Tranche is made available, all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender.

4.3	Notification of satisfaction of conditions precedent

The Lender shall notify the Borrowers promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent).

4.4	Waiver of conditions precedent

If the Lender, at its discretion, permits an Advance to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) has been satisfied, the Borrowers shall ensure that that condition is satisfied within five Business Days after the relevant Utilisation Date or such later date as the Lender may agree in writing with the Borrowers.

SECTION 3

UTILISATION

5	UTILISATION

5.1	Delivery of a Utilisation Request

(a)	The Borrowers may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

(b)	The Borrowers may not deliver more than one Utilisation Request under each Tranche.

5.2	Completion of the Utilisation Request

The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of a Utilisation comply with Clause 5.3 (Currency and amount);

(c)	all applicable deductible items have been completed; and

(d)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)	The amount of the proposed Advance must be an amount which:

(i)	in respect of the Advance under Tranche A is equal to $10,150,000; and

(ii)	in respect of the Advance under Tranche B is equal to $13,000,000.

5.4	Advances

If the conditions set out in this Agreement have been met, the Lender shall make each Advance available by the relevant Utilisation Date through its Facility Office.

5.5	Cancellation of Commitment

The Commitment in respect of any Tranche which is unutilised at the end of the Availability Period shall then be cancelled.

5.6	Retentions and payment to third parties

The Borrowers irrevocably authorise the Lender:

(a)
to deduct from the proceeds of the relevant Advance any items listed as deductible items in the relevant Utilisation Request (including, without limitation, the Minimum Liquidity Amount) and to apply them in payment of the items to which they relate; and

(b)	on each Utilisation Date, to pay to, or for the account of, the Borrowers, the balance (after any deduction made in accordance with paragraph (a) above) of the relevant Advance.

5.7	Disbursement of a Tranche to third party

Payment by the Lender under Clause 5.6 (Retentions and payment to third parties) to a person other than a Borrower shall constitute the making of the relevant Tranche and the Borrowers shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to that Advance under that Tranche.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6	REPAYMENT

6.1	Repayment of Loan

The Borrowers shall repay each Tranche by 60 consecutive monthly instalments (together the “Repayment Instalments” and each a “Repayment Instalment”) as follows:

(a)	Tranche A by:

60 consecutive monthly instalments, the first to eighteenth (inclusive) Repayment Instalment each in an amount equal to $200,000, the nineteenth to fifty ninth (inclusive) Repayment Instalment each in an amount equal to $80,000 and the sixtieth Repayment Instalment in an amount of $3,270,000, the first of which shall be repaid on the date falling 1 Month after the Utilisation Date applicable to Tranche A and the last on the Termination Date applicable to Tranche A; and

(b)	Tranche B by:

60 consecutive monthly instalments, the first to eighteenth (inclusive) Repayment Instalment each in an amount equal to $211,500, the nineteenth to fifty ninth (inclusive) Repayment Instalment each in an amount equal to $103,700 and the sixtieth Repayment Instalment in an amount of $4,941,300, the first of which shall be repaid on the date falling 1 Month after the Utilisation Date applicable to Tranche B and the last on the Termination Date applicable to Tranche B.

6.2	Appointment of nominee for repayment

Due to the anti-money laundering and “know your customer” procedures required by the governmental authority applicable to the Lender, the Borrowers may nominate another person as paying entity to pay a Repayment Instalment, such nomination to be made not less than 30 days prior to the relevant Repayment Date and provided that:

(a)	the Lender shall have consented to the same (such consent not to be unreasonably withheld); and

(b)
the Lender shall have received from the Borrowers such documents as it may require for the purposes of carrying out its anti-money laundering and “know your customer” procedures, in a form and substance satisfactory to the Lender for such purpose.

6.3	Reduction of Repayment Instalments

If any part of a Tranche is cancelled or prepaid in accordance with Clause 7.5 (Mandatory prepayment on sale, arrest or Total Loss), the amounts of the Repayment Instalments in respect of that Tranche falling after that cancellation or prepayment shall be reduced at the Lender’s sole discretion by the amount cancelled or prepaid.

6.4	Termination Date

On the final Termination Date, the Borrowers shall additionally pay to the Lender all other sums then accrued and owing under the Finance Documents.

6.5	Reborrowing

Neither Borrower may reborrow any part of the Facility which is repaid.

7	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain all or any part of either Advance or the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

(a)	the Lender shall promptly notify the Borrowers upon becoming aware of that event and the Available Facility will be immediately cancelled; and

(b)
the Borrowers shall prepay the Loan on the last day of the Interest Period for the Loan occurring after the Lender has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled.

7.2	Change of control

If the Shareholder ceases to directly own 100 per cent. of the shares in either Borrower:

(a)	the Borrowers shall promptly notify the Lender upon becoming aware of that event; and

(b)
the Lender may, by not less than 10 days’ notice to the Borrowers, cancel the Facility and declare the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and the Loan and all such outstanding interest and other amounts will become immediately due and payable.

7.3	Voluntary and automatic cancellation

(a)
The Borrowers may, if they give the Lender not less than 7 Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of $1,000,000 and thereafter in integral multiples of $100,000) of the Available Facility.

(b)	The unutilised Commitment (if any) shall be automatically cancelled at close of business on the relevant Utilisation Date or, as the case may be, at the end of the Availability Period.

7.4	Voluntary prepayment of Loan

(a)
The Borrowers may, if they give the Lender not less than 30 days (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of a Tranche (but, if in part, being an amount that reduces the amount of such Tranche by a minimum amount of $1,000,000 (and thereafter in integral multiples of $100,000)) after the last day of the Availability Period in respect of that Tranche, provided that such notice may not be served within 12 months from the last Utilisation to occur.

(b)	Any partial prepayment under this Clause 7.4 (Voluntary prepayment of Loan) shall reduce pro rata the amount of each Repayment Instalment falling after that prepayment by the amount prepaid.

7.5	Mandatory prepayment on sale, arrest or Total Loss

If a Ship is sold (subject to Lender’s consent, such consent not to be unreasonably withheld or delayed) (without prejudice to paragraph (a) of Clause 22.12 (Disposals)), becomes a Total Loss or in the event of an arrest of that Ship, the Borrowers shall on the Relevant Date repay the Tranche relevant to the Ship which is being sold or has become a Total Loss or arrested together with accrued interest, and all other amounts accrued under the Finance Documents.

(a)	In this Clause 7.5 (Mandatory prepayment on sale, arrest or Total Loss):

“Relevant Date” means:

(a)	in the case of a sale of a Ship, on or before the date on which the sale is completed by delivery of that Ship to the buyer of that Ship; or

(b)
in the case of a Total Loss of a Ship, on the earlier of (i) the date falling 30 days after the Total Loss Date and (ii) the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss; or

(c)
in the case of an arrest of a Ship or its detention in the exercise or the purported exercise of any lien or claim unless it is redelivered to the full control of the relevant Borrower within 30 days of such arrest or detention.

7.6	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and subject to the fee provided for in Clause 11.3 (Prepayment and Cancellation Fee) and any Break Costs, without premium or penalty.

(c)	Neither Borrower may reborrow any part of the Facility which is prepaid.

(d)	Neither Borrower shall repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

SECTION 5

COSTS OF UTILISATION

8	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan or any part of the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Margin; and

(b)	LIBOR.

8.2	Payment of interest

(a)	The Borrowers shall pay accrued interest on each Tranche on the last day of each Interest Period relating to that Tranche (each an “Interest Payment Date”).

(b)
If an Interest Period is longer than one Month, the Borrowers shall also pay interest then accrued on the Loan or the relevant part of the Loan on the dates falling at one Monthly interval after the first day of the Interest Period.

8.3	Default interest

(a)
If a Transaction Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.0 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligors on demand by the Lender.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2.0 per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)
Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Lender shall promptly notify the Borrowers of the determination of a rate of interest under this Agreement.

9	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	Each Interest Period will be one Month.

(b)	Subject to this Clause 9 (Interest Periods), the Borrowers may select an Interest Period agreed between the Borrowers and the Lender and described accordingly in a Selection Notice.

(c)	Each Selection Notice is irrevocable and must be delivered to the Lender by the Borrowers not later than the Specified Time.

(d)	An Interest Period in respect of a Tranche shall not extend beyond the Termination Date.

(e)
The first Interest Period for the Loan shall start on the first Utilisation Date and, subject to paragraph (f) below, each subsequent Interest Period shall start on the last day of the preceding Interest Period.

(f)
The first Interest Period for the second and each subsequent Advance shall start on the Utilisation Date of such Advance and end on the last day of the Interest Period applicable to the Loan on the date on which such Advance is made.

(g)	Except for the purposes of paragraph (f) above, the Loan shall have one Interest Period only at any time.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)
Interpolated Screen Rate:  If no Screen Rate is available for LIBOR for the Interest Period of the Loan or any part of the Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)	Cost of funds: If no Screen Rate is available for LIBOR for:

(i)	dollars; or

(ii)	the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Screen Rate,

there shall be no LIBOR for the Loan or that part of the Loan (as applicable) and Clause 10.3 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

10.2	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Lender notifies the Borrowers that the cost to it of funding the Loan or the relevant part of the Loan from the wholesale market for dollars would be in excess of LIBOR then Clause 10.3 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

10.3	Cost of funds

(a)
If this Clause 10.3 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified by the Lender to the Borrowers as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan or that part of the Loan from whatever source it may reasonably select or, if such rate is less than zero, such rate shall be deemed to be zero.

(b)
If this Clause 10.3 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Any substitute or alternative basis agreed pursuant to paragraph (b) above shall, be binding on all Parties.

10.4	Break Costs

The Borrowers shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or an Unpaid Sum being paid by a Borrower on a day other than the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.

11	FEES

11.1	Facility fee

A non-refundable facility fee of $231,500 (representing 1.00 per cent. of the Commitment) shall be paid by the Borrowers to the Lender within 5 Business Days from the first Utilisation Date to occur.

11.2	Commitment fee

A non-refundable commitment fee of $26,875 has been paid by the Corporate Guarantor to the Lender on 29 October 2021.

11.3	Prepayment and Cancellation Fee

(a)
If the Borrowers request to prepay or cancel the whole or any part of the Loan within 24 months from the last Utilisation to occur, they must pay to the Lender a prepayment fee in an amount equal to 1 per cent. of the amount prepaid or canceled on the date of such prepayment or cancellation, as applicable, of all or part of the Loan.

(b)	This Clause 11.3 (Prepayment and Cancellation Fee) shall not apply in the case of a prepayment made pursuant to Clause 7.1 (Illegality) and Clause 28.1 (Assignment by the Lender).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)
Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrowers and that Obligor on becoming so aware in respect of a payment payable to the Lender.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)
The Obligors shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	The Lender shall, if making, or intending to make, a claim under paragraph (a) above, promptly notify the Obligors of the event which will give, or has given, rise to the claim.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and

(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Obligors shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)
All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

(b)
Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)
Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or equivalent provisions imposed elsewhere) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(d)
In relation to any supply made by the Lender to any Party under a Finance Document, if reasonably requested by the Lender, that Party must promptly provide the Lender with details of that Party’s VAT registration and such other information as is reasonably requested in connection with the Lender’s VAT reporting requirements in relation to such supply.

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige the Lender to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

13	INCREASED COSTS

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions), the Borrowers shall, within five Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made,

in each case after the date of this Agreement; or

(iii)	the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement:

(i)	“Basel III” means:

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)
the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(ii)	“CRD IV” means:

(A)
Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as amended by Regulation (EU) 2019/876;

(B)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended by Directive (EU) 2019/878; and

(C)	any other law or regulation which implements Basel III.

(iii)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) it shall notify the Borrowers.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(d)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

14	OTHER INDEMNITIES

14.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, on demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	Each Obligor shall, on demand, indemnify the Lender and any Receiver and Delegate against:

(i)	any cost, loss or liability incurred by it as a result of:

(A)	the occurrence of any Event of Default;

(B)	a failure by a Transaction Obligor to pay any amount due under a Finance Document on its due date;

(C)
funding, or making arrangements to fund, an Advance requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(D)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers; or

(E)	investigating any event which it reasonably believes is a Default; and

(ii)
any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Lender (otherwise than by reason of the Lender’s gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to Clause 30.8 (Disruption to Payment Systems etc.) notwithstanding the Lender’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender in acting as Lender under the Finance Documents.

(b)
Each Obligor shall, on demand, indemnify the Lender, each Affiliate of the Lender and any Receiver and Delegate and each officer or employee of the Lender or its Affiliate or any Receiver or Delegate (as applicable) (each such person for the purposes of this Clause 14.2 (Other indemnities) an “Indemnified Person”), against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, any Ship unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

(c)
No Party other than the Lender or the Receiver or Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Lender or the Receiver or Delegate (as applicable) in respect of any claim it might have against the Lender or the Receiver or Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property.

(d)
Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(ii)	in connection with any Environmental Claim.

(e)
Each Obligor shall, on demand, indemnify the Lender and every Receiver and Delegate against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them:

(i)	in relation to or as a result of:

(A)	any failure by the Borrowers to comply with their obligations under Clause 16 (Costs and Expenses);

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(C)	the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;

(D)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;

(E)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(F)	any action by any Transaction Obligor which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and

(G)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents;

(ii)
which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (otherwise, in each case, than by reason of the Lender’s or Receiver’s or Delegate’s gross negligence or wilful misconduct).

(f)
Any Affiliate or Receiver or Delegate or any officer or employee of the Lender, or of any of its Affiliates or any Receiver or Delegate (as applicable) may rely on this Clause 14.2 (Other indemnities) and the provisions of the Third Parties Act, subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

15	MITIGATION BY THE LENDER

15.1	Mitigation

(a)
The Lender shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities), Clause 13 (Increased Costs) including (but not limited to) assigning its rights under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Transaction Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	Each Obligor shall, on demand, indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if either:

(i)	a Default has occurred and is continuing; or

(ii)	in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

16	COSTS AND EXPENSES

16.1	Transaction expenses

The Obligors shall, on demand, pay the Lender or directly the relevant law firm appointed as the Lender’s legal counsel, the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If:

(a)	a Transaction Obligor requests an amendment, waiver or consent;

(b)	an amendment is required either pursuant to Clause 30.6 (Change of currency) or to address the fact that the Screen Rate is not or is likely not to be available for dollars; or

(c)	a Transaction Obligor requests, and the Lender agrees to, the release of all or any part of the Security Assets from the Transaction Security,

the Obligors shall, on demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Obligors shall, on demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against the Lender as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

SECTION 7

GUARANTEES AND JOINT AND SEVERAL LIABILITY OF BORROWERS

17	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

The Corporate Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)
undertakes with the Lender that whenever Borrower does not pay any amount when due under or in connection with any Finance Document, the Corporate Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)
agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by the Corporate Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by each Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Transaction Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Corporate Guarantor under this Clause 17 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Corporate Guarantor under this Clause 17 (Guarantee and Indemnity) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 17.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and Indemnity) or in respect of any Transaction Security (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;

(b)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Transaction Obligor or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

The Corporate Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 17 (Guarantee and Indemnity).  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Corporate Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Corporate Guarantor or on account of the Corporate Guarantor’s liability under this Clause 17 (Guarantee and Indemnity).

17.7	Deferral of Corporate Guarantor’s rights

All rights which the Corporate Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against either Borrower, any other Transaction Obligor or their respective assets shall be fully subordinated to the rights of the Lender under the Finance Documents and until the end of the Security Period and unless the Lender otherwise directs, the Corporate Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Guarantee and Indemnity):

(a)	to be indemnified by a Transaction Obligor;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Transaction Obligor’s obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)
to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which the Corporate Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Transaction Obligor; and/or

(f)	to claim or prove as a creditor of any Transaction Obligor in competition with the Lender.

If the Corporate Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 30 (Payment Mechanics).

17.8	Additional security

This guarantee and any other Security given by the Corporate Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by the Lender or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

17.9	Applicability of provisions of Guarantee to other Security

Clauses 17.2 (Continuing guarantee), 17.3 (Reinstatement), 17.4 (Waiver of defences), 17.5 (Immediate recourse), 17.6 (Appropriations), 17.7 (Deferral of Corporate Guarantor’s rights) and 17.8 (Additional security) shall apply, with any necessary modifications, to any Security which the Corporate Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.

18	JOINT AND SEVERAL LIABILITY OF THE BORROWERS

18.1	Joint and several liability

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several.

18.2	Waiver of defences

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards the other Borrower;

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with the other Borrower;

(c)	the Lender releasing the other Borrower or any Security created by a Finance Document;

(d)	any time, waiver or consent granted to, or composition with the other Borrower or other person;

(e)	the release of the other Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(f)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the other Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the other Borrower or any other person;

(h)
any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(i)	any unenforceability, illegality or invalidity of any obligation or any person under any Finance Document or any other document or security; or

(j)	any insolvency or similar proceedings.

18.3	Principal Debtor

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and neither Borrower shall, in any circumstances, be construed to be a surety for the obligations of the other Borrower under this Agreement.

18.4	Borrower restrictions

(a)	Subject to paragraph (b) below, during the Security Period neither Borrower shall:

(i)
claim any amount which may be due to it from the other Borrower whether in respect of a payment made under, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document;

(ii)	take or enforce any form of security from the other Borrower for such an amount, or in any way seek to have recourse in respect of such an amount against any asset of the other Borrower;

(iii)	set off such an amount against any sum due from it to the other Borrower;

(iv)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving the other Borrower; or

(v)	exercise or assert any combination of the foregoing.

(b)
If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraph (a) above in relation to the other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender’s notice.

18.5	Deferral of Borrowers’ rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, neither Borrower will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by the other Borrower; or

(b)	to claim any contribution from the other Borrower in relation to any payment made by it under the Finance Documents.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19	REPRESENTATIONS

19.1	General

Each Obligor makes the representations and warranties set out in this Clause 19 (Representations) to the Lender on the date of this Agreement.

19.2	Status

(a)	It and each other Transaction Obligor is a corporation, duly incorporated and validly existing in good standing under the law of its Original Jurisdiction.

(b)	It and each other Transaction Obligor has the power to own its assets and carry on its business as it is being conducted.

19.3	Share capital and ownership

(a)	Each Borrower is authorised to issue 500 registered shares with no par value.

(b)	The legal title to and beneficial interest in the shares in each Borrower is held by the Shareholder free of any Security (other than Permitted Security) or any other claim.

(c)	None of the shares in either Borrower is subject to any option to purchase, pre-emption rights or similar rights.

19.4	Binding obligations

The obligations expressed to be assumed by each Transaction Obligor in each Transaction Document to which it is a party are such Transaction Obligor is a party are legal, valid, binding, and enforceable obligations.

19.5	Validity, effectiveness and ranking of Security

(a)
Each Finance Document to which each Transaction Obligor is a party does now or, as the case may be, will upon execution and delivery create the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.

(b)	No third party has or will have any Security (except for Permitted Security) over any assets that are the subject of any Transaction Security granted by each Transaction Obligor.

(c)
The Transaction Security granted by each Transaction Obligor to the Lender has or will when created or intended to be created have first ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking Security.

(d)	No concurrence, consent or authorisation of any person is required for the creation of or otherwise in connection with any Transaction Security.

19.6	Non-conflict with other obligations

The entry into and performance by each Transaction Obligor of, and the transactions contemplated by, each Transaction Document to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents, if applicable; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.7	Power and authority

(a)	Each Transaction Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise:

(i)	its entry into, performance and delivery of, each Transaction Document to which it is or will be a party and the transactions contemplated by those Transaction Documents; and

(ii)	in the case of a Borrower, its registration of its Ship under the Approved Flag.

(b)
No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which each corporate Transaction Obligor is a party.

19.8	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable each Transaction Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

19.9	Governing law and enforcement

(a)	The choice of governing law of each Transaction Document to which each Transaction Obligor is a party will be recognised and enforced in its Relevant Jurisdictions.

(b)
Any judgment obtained in relation to a Transaction Document to which each Transaction Obligor is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

19.10	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 27.8 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 27.9 (Creditors’ process),

has been taken or, to its knowledge, threatened in relation to a member of the Group; and none of the circumstances described in Clause 27.7 (Insolvency) applies to a member of the Group.

19.11	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents to which each Transaction Obligor is a party be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which each Transaction Obligor is a party or the transactions contemplated by those Finance Documents except the registration of the Mortgages under the relevant Approved Flag which registration, filings and any related taxes and fees will be made and paid promptly after the date of the relevant Finance Documents.

19.12	Deduction of Tax

Each Transaction Obligor is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party.

19.13	No default

(a)
No Event of Default and, on the date of this Agreement and on each Utilisation Date, no Default is continuing or might reasonably be expected to result from the making of a Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)
No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject.

19.14	No misleading information

(a)
Any factual information provided by any member of the Group for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in any such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.

19.15	Financial Statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)
The Original Financial Statements give a true and fair view of the Group’s financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated in the case of the Corporate Guarantor).

(c)
There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Corporate Guarantor) since 31 December 2020.

(d)	Its most recent financial statements delivered pursuant to Clause 20.2 (Financial statements):

(i)	have been prepared in accordance with Clause 20.3 (Requirements as to financial statements); and

(ii)
give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Corporate Guarantor).

(e)
Since the date of the most recent financial statements delivered pursuant to Clause 20.2 (Financial statements) there has been no material adverse change in its business, assets or financial condition (or the business or consolidated financial condition of the Group, in the case of the Corporate Guarantor).

19.16	Pari passu ranking

Each Transaction Obligor’s payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.17	No proceedings pending or threatened

(a)
No material litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) of or before any court, arbitral body or agency have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any other Transaction Obligor.

(b)
No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any other Transaction Obligor.

19.18	Valuations

(a)
All information supplied by it or on its behalf to an Approved Valuer for the purposes of a valuation delivered to the Lender in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	It has not omitted to supply any information to an Approved Valuer which, if disclosed, would adversely affect any valuation prepared by such Approved Valuer.

(c)
There has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.

19.19	No breach of laws

It has not (and no other member of the Group has) breached any law or regulation.

19.20	No Charter

No Ship is subject to any Charter other than a Permitted Charter.

19.21	Compliance with Environmental Laws

All Environmental Laws relating to the ownership, operation and management of each Ship and the business of each member of the Group (as now conducted and as reasonably anticipated to be conducted in the future) and the terms of all Environmental Approvals have been complied with.

19.22	No Environmental Claim

No Environmental Claim has been made or threatened against any member of the Group or any Ship.

19.23	No Environmental Incident

No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.

19.24	ISM and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to each Borrower each Approved Manager and each Ship have been complied with.

19.25	Taxes paid

(a)
It is not and no other member of the Group is materially overdue in the filing of any Tax returns and it is not (and no other member of the Group is) overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any other member of the Group) with respect to Taxes.

19.26	Financial Indebtedness

Neither Borrower has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

19.27	Overseas companies

No Transaction Obligor has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Lender sufficient details to enable an accurate search against it to be undertaken by the Lender at the Companies Registry.

19.28	Good title to assets

Each Transaction Obligor has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.29	Ownership

(a)	Borrower A is the sole legal and beneficial owner of Ship A, its Earnings and its Insurances.

(b)	Borrower B is the sole legal and beneficial owner of Ship B, its Earnings and its Insurances.

(c)
With effect on and from the date of its creation or intended creation, each Transaction Obligor will be the sole legal and beneficial owner of any asset that is the subject of any Transaction Security created or intended to be created by such Transaction Obligor.

(d)
The constitutional documents of each Transaction Obligor do not and could not restrict or inhibit any transfer of the shares of the Borrowers on creation or enforcement of the security conferred by the Security Documents.

19.30	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is not situated in the United Kingdom or the US and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

19.31	Place of business

No Transaction Obligor has a place of business in any country other than Greece and the head office functions of each Transaction Obligor are carried out care of the Approved Manager in Athens, Greece.

19.32	No employee or pension arrangements

No Obligor has any employees or any liabilities under any pension scheme.

19.33	Sanctions

(a)	No Transaction Obligor:

(i)	is a Prohibited Person;

(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(iii)	owns or controls a Prohibited Person; or

(iv)	has a Prohibited Person serving as a director, officer or, to the best of its knowledge, employee.

(b)
No proceeds of the Loan or any part of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

19.34	US Tax Obligor

No Transaction Obligor is a US Tax Obligor.

19.35	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.

20	INFORMATION UNDERTAKINGS

20.1	General

The undertakings in this Clause 20 (Information Undertakings) remain in force throughout the Security Period unless the Lender otherwise permits.

20.2	Financial statements

Each of the Borrowers and the Corporate Guarantor shall supply to the Lender:

(a)
in the case of the Borrowers, if available, but in any event within 120 days after the end of each of their respective financial years their respective unaudited non consolidated financial statements for that financial year (or any financial statements in the form satisfactory to the Lender);

(b)
in the case of the Corporate Guarantor, as soon as they same become available, but in any event within 120 days after the end of each of its financial years, the Corporate Guarantor’s audited consolidated financial statements for that financial year (or any financial statements in the form satisfactory to the Lender); and

(c)
as soon as they become available, but in any event within 90 days after the end of each half of each financial year of the Corporate Guarantor, the Corporate Guarantor’s unaudited consolidated financial statements for that financial half year (or any financial statements in the form satisfactory to the Lender).

20.3	Requirements as to financial statements

(a)
Each set of financial statements delivered by a Borrower or the Corporate Guarantor (as the case may be) pursuant to Clause 20.2 (Financial statements) shall be certified by a senior officer of the relevant company as giving a true and fair view (if audited) or fairly representing (if unaudited) its financial condition and operations as at the date as at which those financial statements were drawn up.

(b)	The Borrowers shall procure that each set of financial statements delivered pursuant to Clause 20.2 (Financial statements) is prepared using GAAP.

(c)
Each set of financial statements delivered by a Borrower or the Corporate Guarantor (as the case may be) pursuant to paragraphs (a) and (b) of Clause 20.2 (Financial statements) shall not contain any qualification by an auditor.

20.4	Information: miscellaneous

Each Obligor shall and shall procure that each other Transaction Obligor shall supply to the Lender:

(a)	all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) which are current, threatened or pending against any member of the Group;

(c)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group;

(d)	promptly, its constitutional documents where these have been amended or varied;

(e)	promptly, such further information and/or documents regarding:

(i)	each Ship, goods transported on each Ship, its Earnings and its Insurances;

(ii)	the Security Assets;

(iii)	compliance of the Transaction Obligors with the terms of the Finance Documents;

(iv)	the financial condition, business and operations of the Obligors,

as the Lender may reasonably request; and

(f)
promptly, such further information and/or documents as the Lender may reasonably request so as to enable the Lender to comply with any laws applicable to it or as may be required by any regulatory authority.

20.5	Notification of Default

(a)
Each Obligor shall, and shall procure that each other Transaction Obligor shall, notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Lender, each Borrower shall supply to the Lender a certificate signed by two of its senior officers (or, as the case may be, by its sole senior officer) on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	“Know your customer” checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)
any change in the status of a Transaction Obligor (or the Holding Company of a Transaction Obligor) (including, without limitation, a change of ownership of a Transaction Obligor or the Holding Company of a Transaction Obligor) after the date of this Agreement; or

(c)	a proposed assignment by the Lender of any of its rights under this Agreement,

obliges the Lender (or, in the case of paragraph (c) above, any prospective assignee) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall, or shall procure that the relevant Transaction Obligor will, promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective assignee) in order for the Lender or, in the case of the event described in paragraph (c) above, any prospective assignee to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	FINANCIAL COVENANTS

21.1	Minimum Liquidity Amount

Each Borrower shall ensure that on and from the first Utilisation Date and throughout the Security Period, there is standing to the credit of the Minimum Liquidity Account a credit balance in an amount of not less than the Minimum Liquidity Amount to be held by the Lender on behalf of each Borrower as a custodian and as security for the Secured Liabilities under this Agreement.

21.2	Application of Minimum Liquidity Amount in the case of Mandatory Prepayment and Event of Default

If, at any time throughout the Security Period, a Borrower is obliged to make a mandatory prepayment pursuant to the provisions of this Agreement or repay the Loan as a result of the occurrence of an Event of Default, the Lender may release and apply the Minimum Liquidity Amount towards such amount payable, including any outstanding principal, interest, costs or fees owing to the Lender in connection with this Agreement or any of the Finance Documents.

21.3	Release of Minimum Liquidity Amount

At the end of the Security Period, the Lender will return to the Borrowers’ nominated account the Minimum Liquidity Amount standing to the credit of the Minimum Liquidity Account at the relevant time or the Borrowers may, at their discretion, set off the amount of the sixtieth (60th) Repayment Instalment due in respect of the Tranche to be drawn last against the Minimum Liquidity Amount standing to the credit of the Minimum Liquidity Account at the time of repayment of such Repayment Instalment.

21.4	Minimum Liquidity Amount in the case of insolvency of the Lender

In the event that any corporate action, legal proceedings or other similar legal procedure or similar legal step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Lender and/or the Minimum Liquidity Account Bank;

(b)
the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Lender and/or the Minimum Liquidity Account Bank or any of its assets; or

(c)	enforcement of any Security over any assets of the Lender and/or the Minimum Liquidity Account Bank,

or any analogous procedure or step is taken in any jurisdiction against the Lender and/or the Minimum Liquidity Account Bank and the Minimum Liquidity Amount is blocked in the Minimum Liquidity Account and cannot be released and/or transferred to the Borrowers’ nominated account in accordance with the provisions of this Agreement, the Minimum Liquidity Amount standing to the credit of the Minimum Liquidity Account shall be automatically set off against the Loan and the Loan shall be reduced accordingly.

22	GENERAL UNDERTAKINGS

22.1	General

The undertakings in this Clause 22 (General Undertakings) remain in force throughout the Security Period except as the Lender may otherwise permit.

22.2	Authorisations

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of, any Authorisation required under any law or regulation of a Relevant Jurisdiction or the state of the Approved Flag at any time of each Ship to enable it to:

(i)	perform its obligations under the Transaction Documents to which it is a party;

(ii)
ensure the legality, validity, enforceability or admissibility in evidence in any Relevant Jurisdiction or in the state of the Approved Flag at any time of each Ship of any Transaction Document to which it is a party; and

(iii)	own and operate each Ship (in the case of the Borrowers).

22.3	Compliance with laws

Each Obligor shall, and shall procure that each other Transaction Obligor will, comply in all respects with all laws and regulations to which it may be subject.

22.4	Environmental compliance

Each Obligor shall, and shall procure that each other Transaction Obligor will:

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law.

22.5	Environmental Claims

Each Obligor shall, and shall procure that each other Transaction Obligor will, (through the Corporate Guarantor) promptly upon becoming aware of the same, inform the Lender in writing of:

(a)	any Environmental Claim against any Obligor which is current, pending or threatened and is expected to exceed $500,000; and

(b)
any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Obligor where such claim is expected to exceed $500,000 or any member of the Group and which Environmental Claim is reasonably likely to result in a Material Adverse Effect.

22.6	Taxation

(a)
Each Obligor shall, and shall procure that each other Transaction Obligor will pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are maintained for those Taxes and the costs required to contest them and both have been disclosed in its latest financial statements delivered to the Lender under Clause 20.2 (Financial statements); and

(iii)	such payment can be lawfully withheld.

(b)	No Obligor shall and the Obligors shall procure that no other Transaction Obligor will, change its residence for Tax purposes.

22.7	Overseas companies

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly inform the Lender if it delivers to the Registrar particulars required under the Overseas Regulations of any UK Establishment and it shall comply with any directions given to it by the Lender regarding the recording of any Transaction Security on the register which it is required to maintain under The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.

22.8	No change to centre of main interests

No Obligor shall and shall procure that no other Transaction Obligor shall, change the location of its centre of main interest (as that term is used in Article 3(1) of the Regulation) from that stated in relation to it in Clause 19.30 (Centre of main interests and establishments) and it will create no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

22.9	Pari passu ranking

Each Obligor shall, and shall procure that each other Transaction Obligor will, ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.10	Title

(a)	Borrower A shall hold the legal title to, and own the entire beneficial interest in Ship A, its Earnings and its Insurances.

(b)	Borrower B shall hold the legal title to, and own the entire beneficial interest in Ship B, its Earnings and its Insurances.

(c)
With effect on and from its creation or intended creation, each Transaction Obligor shall hold the legal title to, and own the entire beneficial interest in any other assets the subject of any Transaction Security created or intended to be created by that Transaction Obligor.

22.11	Negative pledge

(a)
Neither Borrower shall, and the Borrowers shall procure that no other Transaction Obligor will, create or permit to subsist any Security over any of its assets which are, in the case of the Transaction Obligors other than the Borrowers, the subject of the Security created or intended to be created by the Finance Documents.

(b)	Neither Borrower shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Transaction Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Permitted Security.

22.12	Disposals

(a)
Neither Borrower shall, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset (including without limitation any Ship, its Earnings or its Insurances).

(b)	Paragraph (a) above does not apply to:

(i)	any Charter as all Charters are subject to Clause 24.16 (Restrictions on chartering, appointment of managers etc.); and

(ii)	any sale in respect of a Ship provided that the proceeds of such sale are sufficient to pay any amounts payable pursuant to Clause 7.5 (Mandatory prepayment on sale, arrest or Total Loss).

22.13	Merger

(a)	No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, enter into any amalgamation, demerger, merger, consolidation, or corporate reconstruction.

(b)
Paragraph (a) of this Clause 22.13 (Merger) shall not be applicable to any Transaction Obligor (other than the Borrowers) if in the case of such amalgamation, demerger, merger, consolidation, or corporate reconstruction between that Transaction Obligor and another entity, that Transaction Obligor remains the surviving entity of that amalgamation, demerger, merger, consolidation, or corporate reconstruction and as long as, no Event of Default has occurred and is continuing.

22.14	Change of business

(a)	The Obligors shall procure that no substantial change is made to the general nature of their business from that carried on at the date of this Agreement.

(b)	Neither Borrower shall engage in any business other than the ownership and operation of its Ship.

22.15	Financial Indebtedness

Neither Borrower will incur or permit to be outstanding any Financial Indebtedness except Permitted Financial Indebtedness.

22.16	Expenditure

Neither Borrower shall incur any expenditure, except for expenditure reasonably incurred in the ordinary course of owning, operating, maintaining and repairing its Ship.

22.17	Share capital

Neither Borrower shall:

(a)	purchase, cancel or redeem any of its shares;

(b)	increase or reduce its authorised shares;

(c)
issue any further shares except to the Shareholders and provided such new shares are made subject to the terms of the Shares Security applicable to that Borrower immediately upon the issue of such new shares in a manner satisfactory to the Lender and the terms of that Shares Security are complied with;

(d)	appoint any further director, officer or secretary of that Borrower (unless the provisions of the Shares Security applicable to that Borrower are complied with).

22.18	Dividends

Neither Borrower shall following the occurrence of a Potential Event of Default or where any of the following would result in the occurrence of an Event of Default:

(a)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its shares (or any class of its shares);

(b)	repay or distribute any dividend or share premium reserve;

(c)	pay any management, advisory or other fee to or to the order of any of its shareholders; or

(d)	redeem, repurchase, defease, retire or repay any of its shares or resolve to do so.

22.19	Other transactions

Neither Borrower shall:

(a)
be the creditor in respect of any loan or any form of credit to any person other than another Transaction Obligor or a member of the Group and where such loan or form of credit is Permitted Financial Indebtedness;

(b)
give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents;

(c)	enter into any material agreement other than:

(i)	the Transaction Documents;

(ii)	any other agreement expressly allowed under any other term of this Agreement; and

(d)	enter into any transaction on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms’ length; or

(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.

22.20	Unlawfulness, invalidity and ranking; Security imperilled

No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(a)	make it unlawful for a Transaction Obligor to perform any of its obligations under the Transaction Documents;

(b)	cause any obligation of a Transaction Obligor under the Transaction Documents to cease to be legal, valid, binding or enforceable;

(c)	cause any Transaction Document to cease to be in full force and effect;

(d)	cause any Transaction Security to rank after, or lose its priority to, any other Security; and

(e)	imperil or jeopardise the Transaction Security.

22.21	Insurance

Without prejudice to Clause 23 (Insurance Undertakings), each Borrower shall, and shall procure that each other Transaction Obligor will, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks usually insured against by prudent companies carrying on a similar business to that Borrower or that Transaction Obligor (as applicable).

22.22	Further assurance

(a)
Each Obligor shall, and shall procure that each other Transaction Obligor will promptly, and in any event within the reasonable time period specified by the Lender do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Lender may specify (and in such form as the Lender may require in favour of the Lender or its nominee(s)):

(i)
to create, perfect, vest in favour of the Lender or protect the priority of the Security or any right of any kind created or intended to be created under or evidenced by the Finance Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender or any Receiver or Delegate provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Lender Security over any property and assets of that Transaction Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents;

(iii)
to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document in respect of which the Security has become enforceable; and/or

(iv)	to enable or assist the Lender to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.

(b)
Each Obligor shall, and shall procure that each other Transaction Obligor will take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

(c)	At the same time as an Obligor delivers to the Lender any document executed by itself or another Transaction Obligor pursuant to this Clause 22.22 (Further assurance).

(d)
That Obligor shall deliver, or shall procure that such other Transaction Obligor will deliver, to the Lender a certificate signed by one of that Obligor’s or Transaction Obligor’s officers which shall:

(i)	set out the text of a resolution of that Obligor’s or Transaction Obligor’s directors specifically authorising the execution of the document specified by the Lender; and

(ii)
state that either the resolution was duly passed at a meeting of the directors validly convened and held, throughout which a quorum of directors entitled to vote on the resolution was present, or that the resolution has been signed by all the officers and is valid under that Obligor’s or that Transaction Obligor’s articles of association or other constitutional documents.

23	INSURANCE UNDERTAKINGS

23.1	General

The undertakings in this Clause 23 (Insurance Undertakings) remain in force from the date of this Agreement throughout the rest of the Security Period except as the Lender may otherwise permit.

23.2	Maintenance of obligatory insurances

Each Borrower shall keep the Ship owned by it insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)
any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would be reasonable for that Borrower to insure and which are specified by the Lender by notice to that Borrower.

23.3	Terms of obligatory insurances

Each Borrower shall effect such insurances:

(a)	in dollars;

(b)	in the case of hull and machinery, fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:

(i)	an amount which equals 120 per cent. the Tranche relevant to such Ship; and

(ii)	the Market Value of that Ship;

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market but in any case no less than $1,000,000,000;

(d)	in the case of protection and indemnity risks, in respect of the full tonnage of its Ship;

(e)	on approved terms; and

(f)
through Approved Brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

23.4	Further protections for the Lender

In addition to the terms set out in Clause 23.3 (Terms of obligatory insurances), each Borrower shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name that Borrower as the sole named insured unless the interest of every other named insured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named insured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between that Borrower and every other named insured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)
whenever the Lender requires, name (or be amended to name) the Lender as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

(f)	provide that the Lender may make proof of loss if that Borrower fails to do so.

23.5	Renewal of obligatory insurances

Each Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance effected by it:

(i)
notify the Lender of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with which it proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender’s approval to the matters referred to in sub-paragraph (i) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender’s approval pursuant to paragraph (a) above; and

(c)
procure that the Approved Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

23.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that the Approved Brokers provide the Lender with:

(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and

(b)	a letter or letters of undertaking in a form required by the Lender and including undertakings by the Approved Brokers that:

(i)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 23.4 (Further protections for the Lender);

(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with such loss payable clause;

(iii)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(iv)	they will, if they have not received notice of renewal instructions from the relevant Borrower or its agents, notify the Lender not less than 14 days before the expiry of the obligatory insurances;

(v)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Lender of the terms of the instructions;

(vi)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and

(vii)	they will arrange for a separate policy to be issued in respect of the Ship owned by that Borrower forthwith upon being so requested by the Lender.

23.7	Copies of certificates of entry

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provide the Lender with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

23.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the Approved Brokers through which the insurances are effected or renewed.

23.9	Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Lender.

23.10	Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

23.11	Compliance with terms of insurances

(a)
Neither Borrower shall do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

(b)	Without limiting paragraph (a) above, each Borrower shall:

(i)
take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 23.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(ii)	not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(iii)
make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(iv)
not employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

23.12	Alteration to terms of insurances

Neither Borrower shall make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

23.13	Settlement of claims

Each Borrower shall:

(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss, Requisition or for a Major Casualty; and

(b)
do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

23.14	Provision of copies of communications

Each Borrower shall provide the Lender, at the time of each such communication, with copies of all written communications between that Borrower and:

(a)	the Approved Brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)
any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

23.15	Provision of information

Each Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)
effecting, maintaining or renewing any such insurances as are referred to in Clause 23.16 (Mortgagee’s interest and additional perils insurances) or dealing with or considering any matters relating to any such insurances, and the Borrowers shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

23.16	Mortgagee’s interest and additional perils insurances

(a)
The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest marine insurance in an amount of not less than 120 per cent. of the Loan and mortgagee’s additional perils insurance in an amount acceptable to the Lender, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate.

(b)
The Borrowers shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance.

24	GENERAL SHIP UNDERTAKINGS

24.1	General

The undertakings in this Clause 24 (General Ship Undertakings) remain in force on and from the date of this Agreement and throughout the rest of the Security Period except as the Lender may otherwise permit.

24.2	Ships’ names and registration

Each Borrower shall, in respect of the Ship owned by it:

(a)	keep that Ship registered in the relevant Borrower’s name under the Approved Flag from time to time at its port of registration;

(b)	not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperilled;

(c)	not enter into any dual flagging arrangement in respect of that Ship; and

(d)	not change the name of that Ship,

provided that any change of flag of a Ship shall be subject to:

(i)	the Lender’s prior written consent;

(ii)
that Ship remaining subject to Security securing the Secured Liabilities created by a first priority or preferred ship mortgage on that Ship and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority Security) on substantially the same terms as the Mortgage on that Ship and on such other terms and in such other form as the Lender shall approve or require; and

(iii)	the execution of such other documentation amending and supplementing the Finance Documents as the Lender shall approve or require.

24.3	Repair and classification

Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first class ship ownership and management practice; and

(b)	so as to maintain the Approved Classification free of overdue recommendations and conditions affecting that Ship’s class.

24.4	Classification society undertaking

Each Borrower shall in respect of the Ship owned by it instruct the relevant Approved Classification Society (and procure that the Approved Classification Society undertakes with the Lender):

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the Approved Classification Society in relation to that Ship;

(b)
to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and that Ship at the offices of the Approved Classification Society and to take copies of them;

(c)	to notify the Lender immediately in writing if the Approved Classification Society:

(i)	receives notification from that Borrower or any person that that Ship’s Approved Classification Society is to be changed (such change to be subject to the Lender’s prior written consent); or

(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Borrower or that Ship’s membership of the Approved Classification Society;

(d)	following receipt of a written request from the Lender:

(i)
to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that that Borrower has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)
to confirm that that Borrower is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

24.5	Modifications

Neither Borrower shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

24.6	Removal and installation of parts

(a)	Subject to paragraph (b) below, neither Borrower shall remove any material part of any Ship, or any item of equipment installed on any Ship unless:

(i)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;

(ii)	the replacement part or item is free from any Security in favour of any person other than the Lender; and

(iii)	the replacement part or item becomes, on installation on that Ship, the property of that Borrower and subject to the security constituted by the Mortgage on that Ship.

(b)	A Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by that Borrower.

24.7	Surveys

Each Borrower shall submit the Ship owned by it regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender, with copies of all survey reports.

24.8	Inspection

Each Borrower shall permit the Lender (acting through surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

24.9	Prevention of and release from arrest

(a)	Each Borrower shall, in respect of the Ship owned by it, promptly discharge:

(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against that Ship, its Earnings or its Insurances;

(ii)	all Taxes, dues and other amounts charged in respect of that Ship, its Earnings or its Insurances; and

(iii)	all other outgoings whatsoever in respect of that Ship, its Earnings or its Insurances.

(b)
Each Borrower shall, immediately upon receiving notice of the arrest of the Ship owned by it or of its detention in exercise or purported exercise of any lien or claim, take all steps necessary to procure its release by providing bail or otherwise as the circumstances may require.

24.10	Compliance with laws etc.

Each Borrower shall and shall procure that each Approved Manager which is a member of the Group shall:

(a)	comply, or procure compliance with all laws or regulations:

(i)	relating to its business generally; and

(ii)	relating to the Ship owned or operated by it, its ownership, employment, operation, management and registration,

including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of the Approved Flag;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and

(c)
without limiting paragraph (a) above, not employ the Ship owned or operated by it nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and Sanctions (or which would be contrary to Sanctions if Sanctions were binding on each Transaction Obligor).

24.11	ISPS Code

Without limiting paragraph (a) of Clause 24.10 (Compliance with laws etc.), each Borrower shall and shall procure that each Approved Manager which is a member of the Group shall:

(a)	procure that the Ship owned or operated by it and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code;

(b)	maintain an ISSC for that Ship; and

(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

24.12	Sanctions and Ship trading

Without limiting Clause 24.10 (Compliance with laws etc.), each Borrower shall and shall procure that each Approved Manager which is a member of the Group shall procure:

(a)	that the Ship owned or operated by it shall not be used by or for the benefit of a Prohibited Person;

(b)	that such Ship shall not be used in trading in any manner contrary to Sanctions (or which could be contrary to Sanctions if Sanctions were binding on each Transaction Obligor);

(c)	that such Ship shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and

(d)
that each charterparty in respect of that Ship shall contain, for the benefit of that Borrower, language which gives effect to the provisions of paragraph (c) of Clause 24.10 (Compliance with laws etc.) as regards Sanctions and of this Clause 24.12 (Sanctions and Ship trading) and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which could be contrary to Sanctions if Sanctions were binding on each Transaction Obligor).

24.13	Trading in war zones or excluded areas

Neither Borrower shall cause or permit any Ship to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers or which is otherwise excluded from the scope of coverage of the obligatory insurances unless:

(a)	the prior written consent of the Lender has been given; and

(b)	that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

24.14	Provision of information

Without prejudice to Clause 20.4 (Information: miscellaneous) each Borrower shall, in respect of the Ship owned by it, promptly provide the Lender with any information which it requests regarding:

(a)	that Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to its master and crew;

(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made by it in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, each Approved Manager’s compliance and the compliance of that Ship with the ISM Code and the ISPS Code,

and, upon the Lender’s request, promptly provide copies of any current Charter relating to that Ship, of any current guarantee of any such Charter, the Ship’s Safety Management Certificate and any relevant Document of Compliance.

24.15	Notification of certain events

Each Borrower shall, in respect of the Ship owned by it, immediately notify the Lender by fax, confirmed forthwith by letter, of:

(a)	any casualty to that Ship which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which that Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any Requisition of a Ship;

(d)	any requirement or recommendation made in relation to that Ship by any insurer or classification society or by any competent authority which is not complied with within the time frame imposed;

(e)	any arrest or detention of that Ship or any exercise or purported exercise of any lien on that Ship or the Earnings;

(f)	any intended dry docking of that Ship;

(g)	any Environmental Claim made against that Borrower, an Approved Manager or in connection with that Ship, or any Environmental Incident;

(h)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, an Approved Manager or otherwise in connection with that Ship; or

(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and each Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require as to that Borrower’s, any such Approved Manager’s or any other person’s response to any of those events or matters.

24.16	Restrictions on chartering, appointment of managers etc.

Neither Borrower shall, in relation to the Ship owned by it:

(a)	let that Ship on demise charter for any period;

(b)	enter into any time, voyage or consecutive voyage charter in respect of that Ship other than a Permitted Charter;

(c)	amend, supplement or terminate a Management Agreement;

(d)	appoint a manager of that Ship other than an Approved Manager or agree to any alteration to the terms of an Approved Manager’s appointment;

(e)	de activate or lay up that Ship; or

(f)
put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed the lesser of (a) an amount equal to ten per cent. of the Loan outstanding and (b) $500,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

24.17	Notice of Mortgage

Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first preferred mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Lender.

24.18	Sharing of Earnings

Neither Borrower shall enter into any agreement or arrangement for the sharing of any Earnings.

24.19	Notification of compliance

Each Borrower shall, and shall procure that each Approved Manager shall, promptly provide the Lender from time to time with evidence (in such form as the Lender requires) that it is complying with this Clause 24 (General Ship Undertakings).

24.20	Charter Assignment

If a Borrower enters into any Charter (other than an Initial Charter) of a duration exceeding or capable of exceeding 12 months, that Borrower shall, at the request of the Lender, execute in favour of the Lender an assignment of such Charter, and shall deliver to the Lender such other documents equivalent to those referred to at paragraphs 1, 4 and 5 of Part A and 2 of Part B of Schedule 2 hereof as the Lender may require.

25	ACCOUNTS AND APPLICATION OF EARNINGS

25.1	Accounts

The Borrowers may not, without the prior consent of the Lender, maintain any bank account in relation to the Earnings other than the Earnings Accounts.

25.2	Application of Earnings

The Borrowers undertake with the Lender that money from time to time credited to, or for the time being standing to the credit of, the Earnings Accounts shall (i) unless and until an Event of Default shall have occurred (whereupon the provisions of Clause 30.2 (Application of receipts; partial payments) shall be and become applicable) or (ii) unless otherwise agreed in writing between the Borrowers and the Lender, be available for application in the following manner:

(a)	in or towards making payments of all amounts due and payable by the Borrowers under this Agreement (other than payments of principal and interest);

(b)	in or towards satisfaction of all amounts of interest or default interest payable to the Lender under the Finance Documents;

(c)	in or towards satisfaction of the Loan;

(d)
in or towards making payments of all fees due to an Approved Manager and thereafter meeting the costs and expenses from time to time incurred by or on behalf of the Borrowers in connection with the operation of a Ship directly or via the member of the Group designated as cash manager, Castor Maritime SCR Corp.; and

(e)
as to any surplus from time to time arising on an Earnings Account following application as aforesaid, to be paid to the relevant Borrower or to whomsoever it may direct including the cash manager, Castor Maritime SCR Corp.

25.3	Payment of Earnings

Each Borrower shall ensure that, subject only to the provisions of the respective General and Charter Assignment, all the Earnings of each Borrower are paid in to its Earnings Account.

25.4	Location of Accounts

Each Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or relocation of its Earnings Account; and

(b)
execute any documents which the Lender specifies to create or maintain in favour of the Lender Security over (and/or rights of set-off, consolidation or other rights in relation to) its Earnings Account.

26	VALUATION

26.1	Provision of information

(a)	Each Borrower shall promptly provide the Lender and any shipbroker providing a Market Value any information which the Lender or the shipbroker may request for the purposes of the valuation.

(b)
If a Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender considers prudent.

26.2	Provision of valuations

Each Borrower shall provide the Lender at its cost with a valuation of the Ship owned by it from an Approved Valuer, addressed to the Lender, to enable the Lender to determine the Market Value of that Ship on one occasion in each year provided that if an Event of Default occurs, the Lender may request such valuation at any time in its absolute discretion.

27	EVENTS OF DEFAULT

27.1	General

Each of the events or circumstances set out in this Clause 27 (Events of Default) is an Event of Default except for Clause 27.17 (Acceleration) and Clause 27.18 (Enforcement of security).

27.2	Non-payment

A Transaction Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 5 Business Days of its due date.

27.3	Specific obligations

A breach occurs of Clause 4.4 (Waiver of conditions precedent), Clause 21 (Financial Covenants), Clause 22.10 (Title), Clause 22.11 (Negative pledge), Clause 22.20 (Unlawfulness, invalidity and ranking; Security imperilled), Clause 23.2 (Maintenance of obligatory insurances), Clause 23.3 (Terms of obligatory insurances), Clause 23.5 (Renewal of obligatory insurances) or, save to the extent such breach is a failure to pay and therefore subject to Clause 27.2 (Non-payment).

27.4	Other obligations

(a)	A Transaction Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.2 (Non-payment) and Clause 27.3 (Specific obligations)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the Lender giving notice to the Borrowers or (if earlier) any Transaction Obligor becoming aware of the failure to comply.

27.5	Misrepresentation

Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

27.6	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)
Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under paragraphs (a) to (d) above if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness in respect of the Corporate Guarantor falling under paragraphs (a) to (d) above is $2,000,000 or less (or the equivalent in any other currency or currencies) in aggregate at any relevant time.

27.7	Insolvency

(a)	A Transaction Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Transaction Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Transaction Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(d)
No Event of Default under paragraphs (a) to (c) above will occur if another Approved Manager is appointed by the Borrowers and such Approved Manager providing a duly executed Manager’s Undertaking to the Lender within 30 days of the Lender giving notice to the Borrowers or (if earlier) any Transaction Obligor becoming aware of such events described above.

27.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Transaction Obligor;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Transaction Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any Transaction Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

27.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of a Transaction Obligor (other than an arrest or detention of a Ship referred to in paragraph (c) of Clause 7.5 (Mandatory prepayment on sale, arrest or Total Loss)) and is not discharged within 14 days.

27.10	Unlawfulness, invalidity and ranking

(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents.

(b)	Any obligation of a Transaction Obligor under the Finance Documents is not or ceases to be legal, valid, binding or enforceable.

(c)
Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than the Lender) to be ineffective.

(d)	Any Transaction Security proves to have ranked after, or loses its priority to, any other Security.

27.11	Security imperilled

Any Security created or intended to be created by a Finance Document is in any way imperilled or in jeopardy.

27.12	Cessation of business

(a)	Any Transaction Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

(b)
No Event of Default under paragraph (a) above will occur if another Approved Manager is appointed by the Borrowers and such Approved Manager providing a duly executed Manager’s Undertaking to the Lender within 30 days of the Lender giving notice to the Borrowers or (if earlier) any Transaction Obligor becoming aware of such event described above.

27.13	Expropriation

The authority or ability of an Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to an Obligor or any of its assets other than:

(a)	an arrest or detention of a Ship referred to in paragraph (c) of Clause 7.5 (Mandatory prepayment on sale, arrest or Total Loss); or

(b)	any Requisition.

27.14	Repudiation and rescission of agreements

A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security or a Transaction Document or any of the Transaction Security otherwise ceases to remain in full force and effect for any reason.

27.15	Litigation

Any material litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to any of the Transaction Documents or the transactions contemplated in any of the Transaction Documents or against any Obligor or its assets.

27.16	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

27.17	Acceleration

On and at any time after the occurrence of an Event of Default the Lender may by notice to the Borrowers:

(a)	cancel the Commitment, whereupon it shall immediately be cancelled;

(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender,

and the Lender may serve notices under paragraphs (a), (b) and (c) above simultaneously or on different dates and the Lender may take any action referred to in Clause 27.18 (Enforcement of security) simultaneously with or at any time after the service of any of such notice.

27.18	Enforcement of security

On and at any time after the occurrence of an Event of Default the Lender may take any action which, as a result of the Event of Default or any notice served under Clause 27.17 (Acceleration), the Lender is entitled to take under any Finance Document or any applicable law or regulation.

SECTION 9

THE LENDER AND THE OBLIGORS

28	CHANGES TO THE LENDER

28.1	Assignment by the Lender

Subject to this Clause 28 (Changes to the Lender), the Lender (the “Existing Lender”) may assign all (but not part) of its rights under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) without the consent of either Borrower provided that the Existing Lender provides the Borrowers with 15 days prior written notice of such assignment and the Borrowers shall have the option to prepay the Loan without any prepayment fee.

28.2	Conditions of assignment

(a)	If:

(i)	the Existing Lender assigns any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment or change occurs, a Transaction Obligor would be obliged to make a payment to the New Lender or the Existing Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or under that Clause as incorporated by reference or in full in any other Finance Document or Clause 13 (Increased Costs), then the New Lender or the Existing Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the assignment or change had not occurred.

(b)
Each Obligor on behalf of itself and each Transaction Obligor agrees that all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender’s title and of any rights or equities which the Borrowers or any other Transaction Obligor had against the Existing Lender.

28.3	Security over Lender’s rights

In addition to the other rights provided to the Lender under this Clause 28 (Changes to the Lender), the Lender may without consulting with or obtaining consent from any Transaction Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
if the Lender is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

29	CHANGES TO THE TRANSACTION OBLIGORS

29.1	Assignment or transfer by Transaction Obligors

No Transaction Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.2	Additional Subordinated Creditors

(a)	The Borrowers may request that any person becomes a Subordinated Creditor, with the prior approval of the Lender, by delivering to the Lender:

(i)	a duly executed Subordination Agreement;

(ii)	a duly executed Subordinated Debt Security; and

(iii)
such constitutional documents, corporate authorisations and other documents and matters as the Lender may reasonably require, in form and substance satisfactory to the Lender, to verify that the person’s obligations are legally binding, valid and enforceable and to satisfy any applicable legal and regulatory requirements.

(b)
A person referred to in paragraph (a) above will become a Subordinated Creditor on the date the Lender enters into the Subordination Agreement and the Subordinated Debt Security delivered under paragraph (a) above.

SECTION 10

ADMINISTRATION

30	PAYMENT MECHANICS

30.1	Payments to the Lender

(a)
On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make an amount equal to such payment available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Lender) and with such bank as the Lender, in each case, specifies.

30.2	Application of receipts; partial payments

(a)
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender may apply that payment towards the obligations of that Obligor under the Finance Documents in any manner it may decide.

(b)	Paragraph (a) above will override any appropriation made by an Obligor.

30.3	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.4	Business Days

(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.5	Currency of account

(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

30.6	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrowers); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.7	Currency conversion

The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

30.8	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by a Borrower that a Disruption Event has occurred:

(a)
the Lender may, and shall if requested to do so by a Borrower, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)
the Lender shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
any such changes agreed upon by the Lender and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Obligors as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents;

(d)
the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.8 (Disruption to Payment Systems etc.).

31	SET-OFF

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

33	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)	in the case of the Borrowers, that specified in Schedule 1 (The Parties); and

(b)
in the case of any other Obligor or the Lender, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Lender on or before the date on which it becomes a Party;

or any substitute address, fax number or department or officer as an Obligor may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Lender will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer of the Lender specified in Schedule 1 (The Parties) (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Transaction Obligors.

(d)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Electronic communication

(a)
Any communication to be made or document to be delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)
Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted from of communication or delivery.

(c)
Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)
Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)
Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 33.4 (Electronic communication).

33.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Lender, accompanied by a certified English translation prepared by a translator approved by the Lender and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36	REMEDIES AND WAIVERS

(a)
No failure to exercise, nor any delay in exercising, on the part of the Lender or any Receiver or Delegate, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of the Lender or any Receiver or Delegate shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

(b)	No variation or amendment of a Finance Document shall be valid unless in writing and signed by the Lender.

37	ENTIRE AGREEMENT

(a)
This Agreement, in conjunction with the other Finance Documents, constitutes the entire agreement between the Parties and supersedes all previous agreements, understandings and arrangements between them, whether in writing or oral, in respect of its subject matter.

(b)
Each Obligor acknowledges that it has not entered into this Agreement or any other Finance Document in reliance on, and shall have no remedies in respect of, any representation or warranty that is not expressly set out in this Agreement or in any other Finance Document.

38	SETTLEMENT OR DISCHARGE CONDITIONAL

Any settlement or discharge under any Finance Document between the Lender and any Transaction Obligor shall be conditional upon no security or payment to the Lender by any Transaction Obligor or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

39	IRREVOCABLE PAYMENT

If the Lender considers that an amount paid or discharged by, or on behalf of, a Transaction Obligor or by any other person in purported payment or discharge of an obligation of that Transaction Obligor to the Lender under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Transaction Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

40	CONFIDENTIAL INFORMATION

40.1	Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 40.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2	Disclosure of Confidential Information

The Lender may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurers, insurance advisors, insurance brokers, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.3 (Security over Lender’s rights);

(viii)	who is a Party, a member of the Group or any related entity of a Transaction Obligor;

(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(x)	with the consent of the Borrowers;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)
in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)
to any person appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the Lender;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

40.3	Entire agreement

This Clause 40 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.4	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price‑sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

40.5	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to sub‑paragraph (v) of paragraph (b) of Clause 40.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 40 (Confidential Information).

40.6	Continuing obligations

The obligations in this Clause 40 (Confidential Information) are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitment have been cancelled or otherwise cease to be available; and

(b)	the date on which the Lender otherwise ceases to be the Lender.

41	CONFIDENTIALITY OF FUNDING RATES

41.1	Confidentiality and disclosure

(a)	Each Obligor agrees to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraph (b) below.

(b)	Each Obligor may disclose any Funding Rate, to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives, if any person to whom that Funding Rate is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the Lender.

41.2	Related obligations

(a)
Each Obligor acknowledges that each Funding Rate is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each Obligor undertakes not to use any Funding Rate for any unlawful purpose.

(b)	The Lender and each Obligor agree (to the extent permitted by law and regulation) to inform the Lender:

(i)
of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (b) of Clause 41.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 41 (Confidentiality of Funding Rates).

41.3	No Event of Default

No Event of Default will occur under Clause 27.4 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 41 (Confidentiality of Funding Rates).

42	AMENDMENTS

42.1	Replacement of Screen Rate

If, as at 1 January 2023 this Agreement provides that the rate of interest for the Loan in dollars is to be determined by reference to the Screen Rate for LIBOR, the Lender and the Borrowers shall enter into negotiations in good faith with a view to agreeing the use of a Replacement Benchmark in relation to dollars in place of that Screen Rate from and including a date no later than 31 May 2023.

42.2	Obligor Intent

Without prejudice to the generality of Clauses 1.2 (Construction) and 17.4 (Waiver of defences), each Obligor expressly confirms that it intends that any guarantee contained in this Agreement or any other Finance Document and any Security created by any Finance Document shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:  business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

43	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

44	GOVERNING LAW

This Agreement, including Clause 45.1 (Arbitration) and any non-contractual obligations arising out of or in connection with it are governed by English law.

45	ENFORCEMENT

45.1	Arbitration

(a)
Any dispute arising out of and/or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement and/or any non-contractual obligation arising out of and/or in connection with this Agreement) (a “Dispute”), shall be referred to and finally resolved by arbitration.  Any such arbitration shall be conducted in accordance with English law and under the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) current at the time when the arbitration proceedings are commenced. The SIAC Rules are deemed to have been incorporated by reference in this Clause 45.1 above (Arbitration).

(b)	The seat of the arbitration shall be Singapore. The Tribunal shall consist of one arbitrator appointed by the Lender.

(c)	The language of the arbitration shall be English.

(d)
The Obligors irrevocably admit to the jurisdiction of an Arbitral Tribunal constituted in accordance with this Clause 45.1 (Arbitration) and any award published by such a Tribunal shall be final and unappealable save for appeals on the grounds of serious irregularity and, for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction.

(e)
At any time before the Lender has appointed the arbitrator, the Lender may choose to submit a Dispute to any court of competent jurisdiction by giving written notice to the Obligors. If, by the time that the Lender serves such notice, the Obligors have already sought to refer that Dispute to arbitration by serving a notice upon the Lender requiring the Lender to appoint the arbitrator in accordance with this Clause 45.1 (Arbitration) above, the Obligors shall withdraw that notice promptly upon receipt of the Lender’s notice choosing to submit that Dispute to a court of competent jurisdiction.

(f)
For this purpose, the Obligors and the Lender hereby irrevocably: (i) submit to the non-exclusive jurisdiction of the High Court of Justice in England to settle any Dispute, (ii) accept that the High Court of Justice in England is an appropriate convenient forum in which to settle any Disputes and agree not to argue to the contrary.

45.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)
irrevocably appoints Hill Dickinson Services (London) Limited at its registered office for the time being presently at The Broadgate Tower, 20 Primrose Street, London EC2A 2EW, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowers (on behalf of all the Obligors) must immediately (and in any event within 5 Business days of such event taking place) appoint another agent on terms acceptable to the Lender.  Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE PARTIES

PART A

THE OBLIGORS

Name of Borrower	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication

BAGHEERA SHIPPING CO.	Republic of the Marshall Islands	105380	c/o Castor Ships S.A. 25 Foinikos Str. 14564 Nea Kifissia, Athens Greece Fax No: + 357 25357796

GARFIELD SHIPPING CO.	Republic of the Marshall Islands	110506	c/o Castor Ships S.A. 25 Foinikos Str. 14564 Nea Kifissia, Athens Greece Fax No: + 357 25357796

Name of Corporate Guarantor	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication

CASTOR MARITIME INC.	Republic of the Marshall Islands	92609	c/o Castor Ships S.A. 25 Foinikos Str. 14564 Nea Kifissia, Athens Greece Fax No: + 357 25357796

PART B

THE ORIGINAL LENDER

Name of Original Lender	Commitment	Address for Communication

CHAILEASE INTERNATIONAL FINANCIAL SERVICES (SINGAPORE) PTE. LTD.	$23,150,000	18 Robinson Road #15-01 18 Robinson, Singapore 048547 Fax Number: +886-2-8752-6285 Attention: Sean Li E-mail: SeanLi@chailease.com.tw Telephone Number: +886-2-8752-6388 (Extension Number: 72256)

SCHEDULE 2

CONDITIONS PRECEDENT

PART A

CONDITIONS PRECEDENT TO INITIAL UTILISATION REQUEST

The following are the documents referred to in Clause 4.1 (Initial conditions precedent) required before service of the first Utilisation Request.

1	Obligors

1.1	A copy of the constitutional documents of each Transaction Obligor.

1.2	A copy of a resolution of the board of directors of each Transaction Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, a Utilisation Request and each Selection Notice) to be signed and/or despatched by it under, or in connection with, the Finance Documents to which it is a party.

1.3	An original of the power of attorney of any Transaction Obligor authorising a specified person or persons to execute the Finance Documents to which it is a party.

1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.5
A copy of a resolution signed by the holder(s) of the issued shares in each Transaction Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Transaction Obligor is a party.

1.6
A certificate of each Transaction Obligor, (signed by an officer) confirming that borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on that corporate Transaction Obligor to be exceeded.

1.7
A certificate of each Transaction Obligor that is incorporated outside the UK (signed by an officer) certifying either that (i) it has not delivered particulars of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or (ii) it has a UK Establishment and specifying the name and registered number under which it is registered with the Registrar of Companies.

1.8
A certificate of an authorised signatory of the relevant Transaction Obligor certifying that each copy document relating to it specified in this Part A of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

1.9	A good standing certificate of each Transaction Obligor.

2	Finance Documents

2.1	A duly executed original of any Subordination Agreement and copies of any Subordinated Finance Document.

2.2	A duly executed original of any Finance Document not otherwise referred to in this Schedule 2 (Conditions Precedent).

2.3	A duly executed original of any other document required to be delivered by each Finance Document if not otherwise referred to this Schedule 2 (Conditions Precedent).

3	Security

A duly executed original of any Subordinated Debt Security.

4	Legal opinions

4.1	A legal opinion of Watson Farley & Williams Greece, legal advisers to the Lender in England substantially in the form obtained by the Lender before signing this Agreement.

4.2
If a corporate Transaction Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in the relevant jurisdiction, substantially in the form obtained by the Lender before signing this Agreement.

5	Other documents and evidence

5.1	Evidence that any process agent referred to in Clause 45.2 (Service of process) has accepted its appointment.

5.2	Evidence that any process agent referred to in clause 13.3 (service of process) of the Account Security has accepted its appointment.

5.3
A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

5.4	The Original Financial Statements.

5.5	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

5.6
Such evidence as the Lender may require for it to be able to satisfy its “know your customer” or similar identification procedures in relation to the transactions contemplated by the Finance Documents.

5.7	Evidence satisfactory to the Lender that the Minimum Liquidity Amount has been deposited to the Minimum Liquidity Account.

PART B

CONDITIONS PRECEDENT TO UTILISATION

In this Part B of Schedule 2 (Conditions Precedent), “Relevant Ship” means the Ship which is to be financed by the Tranche being utilised on the relevant Utilisation Date and “Relevant Borrower” means the Borrower which is the owner of the Relevant Ship on the applicable Utilisation Date.

1	Borrowers

A certificate of an authorised signatory of each Borrower certifying that each copy document which it is required to provide under this Part B of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at the Utilisation Date.

2	Ship and other security

2.1	Duly executed original of the Shares Security (and of each document to be delivered under the Shares Security).

2.2
A duly executed original of the Mortgage, the General and Charter Assignment, the Account Security in respect of each Ship and of each document to be delivered under or pursuant to each of them together with documentary evidence that each Mortgage has been duly registered as a valid first preferred ship mortgage in accordance with the laws of the jurisdiction of the Approved Flag of the relevant Ship.

2.3	Documentary evidence that each Ship:

(a)	is definitively and permanently registered in the name of the relevant Borrower under the Approved Flag applicable to Ship;

(b)	is in the absolute and unencumbered ownership of the relevant Borrower save as contemplated by the Finance Documents;

(c)	maintains the Approved Classification with the Approved Classification Society free of all overdue recommendations and conditions of the Approved Classification Society; and

(d)	is insured in accordance with the provisions of this Agreement and all requirements in this Agreement in respect of insurances have been complied with.

2.4	Documents establishing that each Ship will, as from the Utilisation Date, be managed by its Approved Manager on terms acceptable to the Lender, together with:

(a)	a Manager’s Undertaking for each Approved Manager;

(b)	a Co-Assured’s Undertaking by any company, corporation or other person named as co-assured under the Insurances who has not delivered a General and Charter Assignment or a Manager’s Undertaking; and

(c)
copies of each Approved Manager’s Document of Compliance and of each Ship’s Safety Management Certificate (together with any other details of the applicable Safety Management System which the Lender requires) and of any other documents required under the ISM Code and the ISPS Code in relation to that Ship including without limitation an ISSC.

2.5	An opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the Insurances as the Lender may require.

2.6	A duly executed copy of each Initial Charter.

3	Legal opinions

Legal opinions of the legal advisers to the Lender in the jurisdiction of the Approved Flag of each Ship and such other relevant jurisdictions as the Lender may require.

4	Other documents and evidence

4.1	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

4.2
A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document not previously supplied.

SCHEDULE 3

REQUESTS

PART A

UTILISATION REQUEST

From:	BAGHEERA SHIPPING CO.
GARFIELD SHIPPING CO.

To:	CHAILEASE INTERNATIONAL FINANCIAL SERVICES (SINGAPORE) PTE. LTD.
18 Robinson Road
#15-01 18 Robinson
Singapore 048547

Dated: [●] 2021

Bagheera Shipping Co. et al - $23,150,000 Facility Agreement dated [●] 2021 (the “Agreement”)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Advance under Tranche [A][B] on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Amount:	[●] or, if less, the Available Facility

Interest Period for the first Advance:	1 Month

3	You are authorised and requested to deduct from the Advance under Tranche [A][B] prior to funds being remitted the following amounts set out against the following items:

Deductible Items	$

Minimum Liquidity Amount

Facility Fee

Net proceeds of Loan

4
We confirm that each condition specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) of the Agreement as it relates to the Advance to which this Utilisation Request refers is satisfied on the date of this Utilisation Request.

5	The [net] proceeds of the Advance should be credited to [account].

6	This Utilisation Request is irrevocable.

Yours faithfully

[●]
authorised signatory for
BAGHEERA SHIPPING CO.

[●]
authorised signatory for
GARFIELD SHIPPING CO.

PART B

SELECTION NOTICE

From:     BAGHEERA SHIPPING CO.
GARFIELD SHIPPING CO.

To:         CHAILEASE INTERNATIONAL FINANCIAL SERVICES (SINGAPORE) PTE. LTD.
18 Robinson Road
#15-01 18 Robinson
Singapore 048547

Dated: [●] 2021

Bagheera Shipping Co. et al - $23,150,000 Facility Agreement dated [●] 2021 (the “Agreement”)

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for the Loan be [●].

3	This Selection Notice is irrevocable.

Yours faithfully

[●]
authorised signatory for
BAGHEERA SHIPPING CO.

[●]
authorised signatory for
GARFIELD SHIPPING CO.

SCHEDULE 4

DETAILS OF THE SHIPS

Ship name	Name of the Borrower owner	Type	GRT	NRT	Approved Flag	Approved Classification Society	Approved Classification

Magic Rainbow	Bagheera Shipping Co.	Bulk carrier	40224	25869	Marshall Islands	Bureau Veritas	✠ AUT-UMS, MON-SHAFT, ERS-S, INWATERSURVEY

Magic Phoenix	Garfield Shipping Co.	Bulk carrier	39737	25754	Marshall Islands	Nippon Kaiji Kyokai	NS*/ MNS* (BC, SHC 2,4,6,E, 1C) (ESP)

SCHEDULE 5

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of the Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	Five Business Days before the intended Utilisation Date (Clause 5.1 (Delivery of the Utilisation Request)) or the expiry of the preceding Interest Period (Clause 9.1 (Selection of Interest Periods))

LIBOR is fixed	Quotation Day as of 11:00 am London time

EXECUTION PAGES

BORROWERS

SIGNED by	)
duly authorised attorney-in-fact	)
for and on behalf of	)
BAGHEERA SHIPPING CO.	)
in the presence of:	)

Witness’ signature:	)
Witness’ name:	)
Witness’ address:	)

SIGNED by	)
duly authorised attorney-in-fact	)
for and on behalf of	)
GARFIELD SHIPPING CO.	)
in the presence of:	)

Witness’ signature:	)
Witness’ name:	)
Witness’ address:	)

CORPORATE GUARANTOR

SIGNED by	)
duly authorised attorney-in-fact	)
for and on behalf of	)
CASTOR MARITIME INC.	)
in the presence of:	)

Witness’ signature:	)
Witness’ name:	)
Witness’ address:	)

ORIGINAL LENDER

SIGNED by	)
)
duly authorised	)
for and on behalf of	)
CHAILEASE INTERNATIONAL FINANCIAL	)
SERVICES (SINGAPORE) PTE. LTD.	)
in the presence of:	)

Witness’ signature:	)
Witness’ name:	)
Witness’ address:	)